Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use of this Registration Statement on Form F-1, amendment No. 4, for Ossen Innovation Co., Ltd. of our report dated July 7, 2010, relating to the consolidated balance sheets of Ossen Innovation Co., Ltd. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2009 and 2008.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
November 24, 2010